SmartHeat Inc. Completes $9 Million Credit Financing, to Report 2nd Quarter Financial Results before August 15, 2009

NEW YORK, July 7, 2009 /PRNewswire-Asia/ — SmartHeat Inc. (Nasdaq: HEAT - News; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry announces today that SmartHeat has completed a $9 million credit facility with an institutional investor that provides the Company with a six month loan carrying an interest rate of 10% annually to fund 3rd quarter cash flows and operations.

This credit financing has no dilution to SmartHeat shareholders. The 3rd quarter is historically SmartHeat’s strongest quarter in a year. As previously announced, SmartHeat is a direct beneficiary of China’s national drive for cleaner environment through clean technology.

SmartHeat’s second quarter earnings are expected to be released before August 15, 2009.

James Jun Wang, CEO of SmartHeat, commented: "As SmartHeat’s largest shareholders, our management team has voluntarily locked up their entire shareholdings for 3 years until January 2012. Our vested interest is with our shareholders. SmartHeat is highly sensitive to shareholder dilution in any financing activities. Today’s completion of the $9 million credit financing not only causes no dilution to our shareholders but also provides sufficient cash flow as we enter our busiest and the strongest quarter in a year. This financing allows SmartHeat to continue its current growth momentum of winning significant customer orders in a favorable market environment."

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a Nasdaq Global Market listed (Nasdaq: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures standard plate heat exchangers, custom plate heat exchanger units and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Information:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-13309831658
Email: info@SmartHeatinc.com